UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SilverBow Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3940661
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

920 Memorial City Way, Suite 850, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:         Not Applicable
                                         (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

SILVERBOW RESOURCES, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on September 20, 2022.

Item 1.        Description of Registrant’s Securities to be Registered.
SilverBow Resources, Inc., a Delaware corporation (the “Company”), is a party to the Rights Agreement, dated as of September 20, 2022 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). On May 16, 2023, the Company and the Rights Agent entered into an Amendment to the Rights Agreement (the “Amendment”) that amended the Rights Agreement to extend its the expiration date until the close of business on the first day following the date of the Company’s first annual meeting of its stockholders that occurs after (but not on) the date of the Amendment.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 20, 2022. A copy of the Amendment was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 16, 2023. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on September 20, 2022, which are incorporated by reference herein.

Item 2.        Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 001-8754) filed with the SEC on September 20, 2022).

4.1
Rights Agreement dated as of September 20, 2022, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-8754) filed with the SEC on September 20, 2022).

4.2
Amendment to Rights Agreement, dated as of May 16, 2023, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-8754) filed with the SEC on May 16, 2023).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 16, 2023	SILVERBOW RESOURCES, INC. By: /s/ Christopher M. Abundis Christopher M. Abundis Executive Vice President, Chief Financial Officer and General Counsel

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